UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 12, 2010

SPX CORPORATION

(Exact name of registrant as specified in its charter)

DELAWARE	1-6948	38-1016240
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13515 Ballantyne Corporate Place

Charlotte, North Carolina 28277

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (704) 752-4400

NOT APPLICABLE

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.06.  Material Impairments

On January 12, 2010 SPX Corporation (“the Company”) determined that it will record a fourth quarter noncash charge estimated between $145 million and $165 million (net of tax) to impair the recorded goodwill of its Service Solutions reporting unit (the Company’s specialty diagnostic service tools business in its Test and Measurement segment) will be recorded in the quarter ended December 31, 2009.  The Company made this determination as part of its normal year-end goodwill impairment testing procedures.  The amount recorded will be finalized in connection with the Company’s year-end reporting process. The Company expects to release its fourth quarter and full year financial results on Thursday, February 25, 2010.

This noncash charge is attributable primarily to a decline in the projected cash flows and estimated fair value of Service Solutions, largely due to difficulties experienced in the global automotive industry.

The aggregate recorded goodwill of Service Solutions was $344.9 million at the end of the Company’s third fiscal quarter of 2009.  The Company does not expect this charge to impact the normal business operations or liquidity of the Company or Service Solutions.

Certain statements in this Current Report on Form 8-K are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. Please read this information in conjunction with the company’s documents filed with the Securities and Exchange Commission, including the company’s annual report on Form 10-K for the year ended December 31, 2008. These filings identify important risk factors and other uncertainties that could cause actual results to differ from those contained in the forward-looking statements. Actual results may differ materially from these statements. The word “expect” and similar expressions identify forward-looking statements. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. Statements in this Current Report on Form 8-K speak only as of the date of this Current Report, and SPX disclaims any responsibility to update or revise such statements.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SPX CORPORATION

Date: January 12, 2010	By:	/s/ Patrick J. O’Leary
Patrick J. O’Leary
Executive Vice President and Chief
Financial Officer